AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                         GLOBE BUSINESS RESOURCES, INC.

         Filed with the Secretary of State of Ohio on September 19, 1997


RESOLVED, that the first paragraph of Article Four of the Company's Restated and Amended Articles of Incorporation be amended to read as follows:

        "The maximum number of shares which the Company is authorized to have outstanding is Fifteen Million One Hundred Thousand (15,100,000), of which:

               (1) Fifteen Million (15,000,000) shares of no par value are to be Common Stock; and

               (2) One Hundred Thousand (100,000) shares of no par value are to be Preferred Stock."